Page 1 of 2 3000 N. Sam Houston Pkwy E., Houston, TX 77032 Phone: 281-871-3602 FOR IMMEDIATE RELEASE HALLIBURTON APPOINTS DAVID HERNANDEZ TO BOARD OF DIRECTORS HOUSTON – Oct. 15, 2026 – Halliburton (NYSE: HAL) announced the appointment of David Hernandez to its board of directors to serve until the Company’s 2027 Annual Meeting of Shareholders. Mr. Hernandez will be subject to annual election by the Company’s shareholders thereafter. "On behalf of the board, I am pleased to welcome David to Halliburton," said Jeff Miller, Halliburton chairman, president, and CEO. "David brings decades of energy industry experience from one of the most storied oil and gas exploration companies in North America. His expertise spans the value chain, from exploration and production to LNG, refining, and power, and leadership experience across international markets from Latin America to the Middle East. David's deep understanding of our industry and its customers will make him a valuable addition to Halliburton's board." Miller added, "David's appointment reflects our ongoing focus on thoughtful board succession and refreshment. With the additions of Tim Leach, Janet Weiss, and now David, we have continued to strengthen the board's deep oil and gas expertise while maintaining a balance of skills and perspectives that support Halliburton's long-term strategy." Hernandez serves as president of Hunt Consolidated, a diversified multinational enterprise with operations and investments across oil and gas exploration and production, LNG, refining, power, real estate, ranching, and energy technology. In his role, Hernandez helps guide capital allocation, strategic priorities, and key business decisions across the company's portfolio while overseeing key corporate functions, including finance, legal, information technology, security, and human resources. During his more than 18 years with the Hunt family of companies, Hernandez has helped shape strategy and growth across a diverse set of energy businesses. He also serves as a director of Hunt Consolidated and several of its principal operating subsidiaries. EXHIBIT 99.1

Page 2 of 2 Prior to Hunt, Hernandez served as vice president of tax for Electronic Data Systems (EDS). He earned a Juris Doctor from the University of Chicago and a Bachelor of Science in Finance from the University of Virginia McIntire School of Commerce. ### ABOUT HALLIBURTON Halliburton is one of the world’s leading providers of products and services to the energy industry. Founded in 1919, we create innovative technologies, products, and services that help our customers maximize their value throughout the life cycle of an asset and advance a sustainable energy future. Visit us at www.halliburton.com; connect with us on LinkedIn, YouTube, Instagram, and Facebook. CONTACTS For Investors: David Coleman investors@halliburton.com 281-871-2688 For Media Relations: Alexandra Franceschi pr@halliburton.com 281-871-3602